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                                                                      EXHIBIT 11


                            PORTLAND BREWING COMPANY
                      Calculations of Net Income per Share
                                   (Unaudited)

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                                                            Six months ended             Three months ended
                                                                 June 30,                      June 30,
                                                       -------------------------     -------------------------
                                                          1996           1995           1996           1995
                                                       ----------     ----------     ----------     ----------
Actual weighted average shares
outstanding for the period                              2,069,397      1,659,860      2,069,397      1,663,500

Dilutive Common Stock options
using the treasure stock method                            76,152         77,839         76,234         71,716
                                                       ----------     ----------     ----------     ----------

  Total shares used in per share calculations           2,145,549      1,737,699      2,145,631      1,735,216

Net income                                                $58,690       ($56,223)       $35,565        $10,511

Net income per share (1)                                  $0.03         ($0.03)         $0.02          $0.01

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